Exhibit 99.2

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Serious
Infections.

[LOGO]

Serious
Business.

Statements made during this presentation that are not historical fact may be forward-looking statements that are subject to a variety of risks and uncertainties.

There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These and other factors are contained in the Company’s filings with the Securities and Exchange Commission.

2004 Accomplishment

•  Delivered strong Cubicin® growth

•  MAA filed and accepted with EMEA for EU Commercialization of CUBICIN

•  Completed enrollment in Phase 3 S. aureus bacteremia/endocarditis trial

•  sNDA filed for additional manufacturing facility

•  In-licensed HepeX-B™ from XTLBio

•  Promising developments in our drug discovery research

•  Significant balance sheet and net loss improvement

* EMEA is the European Medicines Agency

Comparison of IV Antibiotic Launches

Cumulative Gross Sales Since Launch (ICS for Cubicin; IMS Non-Retail for others)

[GRAPH]

Source: ICS for Cubicin, IMS for other products

Increases in U.S. MRSA Rates

Proportion of S. aureus Nosocomial Infections Resistant to Oxacillin (MRSA) Among ICU Patients

1989-2003*

[GRAPH]

*Sources:  NNIS  (CDC) System, data for 2003 are incomplete; Texas A&M University, presented at 2002 IDSA.

Vancomycin
Rising Clinical Failure Rates

Journal of Clinical Microbiology, June 2004, p. 2398-2402                                                  Vol.42 No. 6
0095-1137/04/$08.00+0   DOI: 10.1128/JCM.42.6.2398-2402.2004
Copyright © 2004, American Society for Microbiology. All Rights Reserved.

Relationship of MIC and Bactericidal Activity to Efficacy of
Vancomycin for Treatment of Methicillin-Resistant
Staphylococcus aureus Bacteremia

George Sakoulas,[1]* Pamela A. Moise-Broder,[2] Jerome Schentag,[2] Alan Forrest,[2]
Robert C. Moellering, Jr.,[3] and George M. Eliopoulos[3]

Crystal Healthcare, middletow,[1] School of Pharmacy, State University of New York at Buffalo, Buffalo,
and CPL Associates LLC, AMherst,[2] New York, and Beth Israel Deaconess Medical Center and
Harvard Medical School, Boston, Massachusetts[3]

Received 26 November 2003/Returned for modification 18 January 2004/Accepted 25 February 2004

MAJOR ARTICLE

Accessory Gene Regulator Group II Polymorphism
in Methicillin-resistant Staphylococcus aureus Is
Predictive of Failure of Vancomycin Therapy

Pamela A. Moise Broder,[1] George Sakoulas,[2] George M. Eliopoulos,[3] Jerome J. Schentag,[1] Alan Forrest,[1]
and Robert C. Moellering, Jr.[3]

School of Pharmacy and Pharmaceutical Sciences, State University of New York at Buffalo, CPL Associates, Amherst and [2]Crystal Run
Healthcare, Middletown, New York and [3]Beth Israel Deaconess Medical Center and Harvard Medical School, Boston, Massachusetts

Cubicin® Launch Summary To Date
Product Launched November 3, 2003

•  Around 3,040 cumulative unique customers had ordered CUBICIN by end of Q404

•  Formulary acceptance rate still above expectations

—  92% of A and 81% of B accounts had ordered vials of CUBICIN by the end of 4Q04

—  65% of A and 52% of B accounts have Formulary approvals as of December 13th

•  84% of institutions re-ordering at end of Q404

•  Re-order trends represent greater quantity and frequency

•  Outpatient use at about 38% of sales

•  Most successful IV Antibiotic launch in U.S. history

Outpatient Use

•  38% of total through Q4 2004

•  Both “step down” as well as first line therapy

•  Same physicians as driving inpatient

•  Ease of use:

—  Once-daily dosing

—  Limited or no monitoring*

—  30 minute infusion time

*Patients should be monitored for the development of muscle pain or weakness.
 CPK levels should be monitored weekly and unexplained elevations of CPK should be monitored more frequently.

CORE
CUBICIN Outcomes Registry and Experience

•  870 cases, representing 37 sites entered in registry in 2004

—  Exceeded goal of registering 700 cases in 2004

•  Analysis underway of well defined cSSSI cases in the first extract of data

•  Abstracts are being submitted in Q1 for scientific meetings and potential publication in peer reviewed journals throughout 2005

[LOGO]

CORE
cSSSI Interim Findings

Types of cSSSI in patients receiveing CUBICIN (N=166)

[GRAPH]

Selected pathogens in complicated skin invetions (N=122)

[GRAPH]

•  Over 70% of cSSSI patents in core on CUBICIN had recieved previous antibacterial therapy

Pathogens were isolated prior to starting CUBICIN in a majority of infections.

Cubicin® International Commercialization

•  Chiron Partnership

—  CUBICIN marketing rights in Western and Eastern Europe, Australia, New Zealand, India, and certain Central American, South American and Middle Eastern Countries

—  $50 million in upfront and potential milestones to Cubist

—  Above industry norm royalty on sales

—  Centralized MAA filed in the EU and accepted December 2004

•  Medison Pharma, Ltd.

—  CUBICIN marketing rights in Israel

—  Regulatory milestones and royalty on sales

—  Launched in Israel August 2004

•  TTY Biopharm Company

—  CUBICIN marketing rights in Taiwan

—  Upfront payment, regulatory milestones and product supply

Cubicin® Commercialization
Manufacturing Supply Chain

•  Approved

—  DSM Capua

—  Hospira

•  1st Half 2005

—  ACS Dobfar*

—  Cardinal Health’s Biotechnology and Sterile Life Sciences Facility

*Inspections/ validations are complete

Pipeline
Strategic Focus

[GRAPH]

Discovery Research
2nd Generation Lipopeptide: daptomycin + lung activity

Pulmonary reduction of burden of S. pneumoniae Infection in Mice

[GRAPH]

•  Analog X shows reduced pulmonary bacterial burden by 5 logs (99.999%) compared to daptomycin at 1 log (90%) reduction.

Cubist’s Improving Balance Sheet

[GRAPH]

Summary Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2004 (1)	2003	2004 (1)	2003

Cubicin® revenues, net	$21,033	1,673	$58,559	$1,673

Total revenues	25,440	3,360	68,071	3,716

Cost of product revenues	6,846	816	20,249	816

Other operating expenses	32,687	30,733	112,435	105,573

Operating loss	(14,093)	(28,189)	(64,613)	(102,673)

Other expenses	(3,597)	(3,344)	(11,899)	(12,330)

Net loss	$(17,690)	$(31,533)	$(76,512)	$(115,003)

EPS	$(0.40)	$(0.83)	$(1.86)	$(3.61)

(1) Unaudited

In thousands except per share data

Average Daily Cubicin® Net Product Sales
Per Shipping Day (Unaudited)

[GRAPH]

Cubicin® Repeat Accounts

•  Vial orders continue to trend upward

—  On average — more than 130 repeat accounts ordering

—  6 to 8 new accounts ordering per day

[GRAPH]

Penetration and Formulary Approvals
by Type of Account

Account Type	Potential Customers	Customers Ordering (12/31/04)	% of Potential Customers Ordering (12/31/04)	% Formulary Approval (12/13/04)
A	315	290	92%	65%
B	562	456	81%	52%
C	847	451	53%	Not Tracked
D/O	7,286	1,843	25%	Not Tracked
Total	9,009	3,040	34%	Not Tracked

Source: Cubist Order Summary (through 12/31/04) and Formulary Status (through 12/13/04)

2005 Cubicin® Revenue Guidance

CUBICIN Revenue Range:

$110 – $120 million

2005 Cost Guidance

• Cost of goods sold range:	23.5%-30.0

• Operating expense range:	$52 – 54 million
– Research and development	$43 – 45 million
– Sales and marketing	$19 – 20 million
– G & A	$114 – 119 million

• Net interest estimate:	$7 million

Cubist: Building an Enduring Model

[CHART]

2005 Milestones

•  Add supply chain capacity in 1H05

•  CORE abstracts/publication submissions — throughout 1H05

•  Phase 3 bacteremia / endocarditis data — mid-2005

•  File sNDA for expanded label of CUBICIN

•  Phase 2 HepeX-B™  study completion — 2H05

•  Prepare for expected EU launch of CUBICIN

•  Expand and progress company pipeline

MANAGEMENT DISCUSSION SECTION

Operator: Good morning ladies and gentlemen, and welcome to the Cubist Pharmaceuticals, Inc. Fourth Quarter Earnings Conference Call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for your questions following today’s presentation.

It is now my pleasure to introduce your host, Mr. Michael Bonney, President and CEO. Sir, you may begin.

Michael W. Bonney President Chief Executive Officer and Director

Thank you. Good morning, and thank you all for joining us today to discuss our results for the fourth quarter and full year of 2004. Joining me at this end are David McGirr, our CFO and Chris Guiffre, our General Counsel.

Before we begin, I will read a short Safe Harbor statement. Forward-looking statements maybe made during this call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here. Such risks and uncertainties are detailed in the company’s periodic filings with the Securities and Exchange Commission.

We would also like to add that due to significant interest in the launch of Cubicin®, we will again be discussing trends on this call. But, disclaim any duty to provide any updates on the specific data points mentioned here today.

As in recent quarters, the slides we are using during this call are available via the link located on the front page of our website at www.cubist.com. So let’s go ahead and get started.

Today, we will review a year of tremendous accomplishments and provide thoughts on 2005. In 2004, we did what we said we were going to do. First, delivered strong CUBICIN revenue growth. Second, supported Chiron’s early December filing for European approval. Third, completed enrollment for our first ever Phase III trial for infective endocarditis and bacteremia caused by Staphylococcus aureus. Fourth, geared up manufacturing for continued sales growth for CUBICIN in the U.S. and in anticipation of the European launch. Fifth, in-licensed a Phase II development compound, HepeX-B™. And sixth, made notable progress in discovery research. All while accomplishing what we set out to do in improving the balance sheet and improving our net loss.

Supporting the CUBICIN launch was our primary focus in 2004, the launch trajectory graph, I have you shown before, illustrates an even more dramatic story, as we ended our launch here. Without question, this was a precedent setting launch in the U.S. for an IV antibiotic. Net CUBICIN revenues for the year at 58.6 million came in at the high-end of our 2004 guidance. We estimate that more than 55,000 patients have now been treated with CUBICIN since its approval. We believe that CUBICIN continues to be well positioned to deliver against the market opportunity driven by three factors: First, nosocomial methicillin-resistant Staph aureus, whose prevalence in U.S. hospitals, you are all familiar with. Second, community acquired MRSA with alarming outbreaks that are raising public health concerns, because otherwise healthy individuals are contracting these infections, and because the MRSA strains are not the same as what we have seen in the hospitals. And, because of the MRSA strength are not the same as what we have seen in the hospitals. In the community MRSA is often not suspected initially, these patients too often get very sick and require hospitalization before they are given appropriate treatment. And, the third trend is that as the prevalence of methicillin-resistant Staph aureus grows, questions about the clinical efficacy of vancomycin, the traditional standard of care, are being raised.

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We believe we are uniquely positioned to address this growing medical need. We have successfully commercialized our drug CUBICIN in the acute care market. In 2004, we focused our skilled hospital sales force, on hospitals representing roughly 2/3rds of the market opportunity for this type of IV antibiotic. And, we saw results. In the “A” hospitals, our top targets, representing roughly 40 to 45% of the market opportunity, 92% have order CUBICIN as of year end, and we are now on formulary in 65 percent. This quarter, we are hiring 24 more sales people, and expanding our target market to almost 80% of the market opportunity. We continue to see significant use of CUBICIN in the outpatient setting, roughly 38% of sales, a figure that has been steady for the last two quarters. Physicians likely to write prescriptions for outpatient use cite CUBICIN’s ease of use, it’s once-daily dosing, limited monitoring, 30-minute infusion time as reasons for using the drug.

We have recently begun analysis of case data gathered in our CORE database, which as of year-end had 870 cases from 37 different sites exceeding our goal of gathering 700 cases in 2004. Early analysis of more than 150 well defined complicated skin and skin structure infection cases indicates that almost half of the orders were written for infections of surgical sites, suggesting that surgeons not just ID physicians are gaining awareness of CUBICIN. MRSA was involved in more then 60% of these CSSI cases and almost 12% of the cases involved methicillin susceptible Staph aureus. We believe that the increased MRSA threat makes an agent that works well empirically in both MSSA and MRSA more attractive. More data will be forthcoming from analysis of core records in the coming months as abstracts are prepared for scientific meetings and submitted to peer review journals.

After 14 months on the market, CUBICIN is a success in which we take great pride but there is much ahead to maximize its potential value to the infectious disease community, the very ill patients and to our Cubist shareholders. In early December we announced that Chiron had filed the MAA, which has been accepted by the EMEA seeking regulatory approval for the marketing of CUBICIN in the European Union.

Chiron anticipates approval and launch in early 2006 and has indicated peak sales in the EU in the range of $100 million to $200 million. We have taken the necessary steps to prepare manufacturing to support our expanded target market in the US as well as the anticipated 2006 EU launch. As announced in the Q3 call we filed the supplemental new drug application or sNDA for the second bulk drug manufacturing facility, ACS Dobfar for additional production of CUBICIN. We remain on track to be able to sell drug from this facility in a second-fill finish provider by the end of Q105.

These facilities will provide for at least a tripling of capacity in our CUBICIN supply chain. 2004 was also a year for notable pipeline developments. We in-licensed HepeX-B™ currently in the second of two Phase II studies and in drug discovery we are continuing to progress hits from our national products screening efforts. The objective here is to identify IND candidates for development. We’ve also seen considerable progress in our search for a lipopeptide to complement CUBICIN. Result in vitro and in mice show major improvements for the compound we are working with in its ability to treat infections of the lung . On this slide, which recaps testing of this compound for pneumonia infections in mice, we saw a four log improvement in bacteriocidal activity versus daptomycin. Importantly in 2004 while continuing to focus on supporting top line growth and pipeline developments, we’ve also made enormous progress in removing risk from our balance sheet. Our recent successful public offering and the debt reduction that followed enabled us to begin 2005 with a balance sheet that supports our business plan going forward. Now, I’m going to turn it over to David who will take you through the year-end numbers and provide some guidance for 2005.

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David McGirr, Chief Financial Officer, Senior Vice President

Thanks Mike. I’m going to take you through three areas, some detail on 2004 financial results, review of third party data on sales and take a look at some of the CUBICIN metrics and also provide guidance for 2005.

First the year-end results. As you saw in our press release this morning we generated $21 million in net CUBICIN revenues in the fourth quarter of 2004. This is up from 18 million in the third quarter of this year, an increase of 17% fourth quarter over third quarter. For the full year CUBICIN net revenues came in at $58.6 million, just a bit higher than the $33 million and $37 million predicted by two of our coverage analysts at the beginning of the year. Of course to be fair we should point out that one analyst projected $60 million of CUBICIN revenue as the year started and stayed around this figure all year and therefore wins the forecasting prize. Our operating loss and net loss showed improvements over prior periods due to both growth and revenues and our prudent management of expenses. The net loss for Q4 of $17.69 million is lower than the consensus street loss of $20.14 million for the quarter. We also reduced our debt by $31 million in the quarter. A total debt reduction of $45 million over the past two years including the elimination of all of our short-term debt and we ended the year with more than $128 million in cash and investments.

And here is how the expenses break down. Our cost of good sold was 32.6% for Q4, an improvement versus Q3 of more than 3%, cost of goods sold was 34.6% for the full year 2004.

Our 12 months operating cost break down is as follows: R&D $57 million, sales and marketing costs were $35 million, and G&A costs were $20 million including a one-time charge of $2.2 million. Our total 12 month expenses excluding cost of goods sold were $112.4 million better than the $113 million we had forecast at the end of the last quarter.

Before I move on to some product launch metrics, I wanted to talk a bit about monthly third party sales data. We know that you are already aware that for any given month these sources may not provide figures that are close to the actual figures we have as a result of our drop ship distribution model. In recent days we have had detailed discussions with the two leading third party vendors. We discovered that for different reasons having to do with the way each of these vendors collects data, significant sales data for CUBICIN, or for that matter any product that uses a drop ship model, will simply never be captured. While timing is a factor in both cases, data collection methodologies are what cause the disconnect with our drop ship model.

Let’s begin by talking about the timing differences. To give you some perspective on the difference that can come from not capturing a couple of days of sales at this stage in CUBICIN’s growth, this slide shows our average daily net sales per shipping day. When you adjust for the fact that Q4 had two less shipping days in Q3, our average daily sales — $339,000 in Q4 are up 20% versus Q3, a fairly robust growth picture in the fifth quarter of our launch. This analysis also shows that a few days of missing data is quite meaningful. Three days miscounted will swing the figure by around $1 million. So timing can be a contributing factor when you see discrepancies with third party data. But due to the confusion created by the third party data reported in October and November 2004, we thought it would be helpful to you if we looked further into this information.

Now we will review collection methodologies. IMS for example starts with CUBICIN data reported from a sample of a few hundred hospitals and then makes the total sales projection which incorporates their independent assumption about our mix of inpatient versus outpatient product revenue. Obviously there was a great opportunity for divergence from our actual sales numbers in this model. NDC on the other hand collects data from the three large wholesalers and a sample of the smaller wholesalers. In addition we have learned from NDC that one large group purchasing organization, which represents over 300 hospitals and a large hospital network are unwilling to report data on CUBICIN sales to NDC and there are other smaller coverage gaps. The conversations we have had with both IMS and NDC were enlightening, in that we now see that the numbers will never convert and the fundamental gaps in data means that these third party reports

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will never be a fair approximation of CUBICIN sales on either a monthly or a quarterly basis for as long as we use the drop ship model. Now, we will continue to report our data on a quarterly basis and in the interim months you will be seeing third party data that simply won’t be very meaningful. But, as we have said in recent quarters, Cubist will push to release our product revenue data for the quarter as quickly as we can.

Now, more details on the product launch metrics. Averaging more than 130 repeat customers ordering per day, up from the 100 to 110 range, we saw at the end of Q3. Now, with that growth in repeat customers ordering on average 20 to 22 vials per order, you will see what is behind the 20% growth and average daily sales per shipping day, that I showed you a moment ago. Mike touched on our A account ordering and our formulary approval numbers earlier. What is clear from this chart is that our targeted sales effort is paying-off. You can see the difference in uptake between the A & B accounts, those that we actively called on in 2004 and the C & D hospitals. As you know, as of this quarter, we are expanding our targeted hospital universe as we add to the sales force.

Moving forward, I will now provide our guidance on 2005, the part of the call that we know many of you are waiting for, I will begin with product revenue. We are establishing our 2005 product revenue guidance in the range of $110 million to $120 million. Our comfort with this range is based on the sales growth that we have seen through 2004 and the growing acceptance of CUBICIN in the IV community. While we would anticipate some modest impact in 2005 from positive results of the endocarditis and complicated bacteremia trial, the most significant impact on CUBICIN sales from this trial would come in 2006 and beyond. Our guidance for 2005 suggests a roughly doubling of revenues versus 2004, which is very reasonable when you consider that we get there with quarterly growth of around 17%.

Now for guidance on cost, we expect cost of goods sold to be in the range of 30% to 32.5% for the full year 2005. R&D should be in the range of $52 million to $54 million, which is a reduction from the final figure of $57 million in 2004. Sales and marketing costs are expected to come in at between $43 million and $45 million in costs for 2005. This is up from the 2004 figure and reflects cost associated with the expanded sales force. G&A is estimated to be in the range of $19 million to $20 million, fairly flat year-over-year. Our net interest expense comes down significantly and is forecast to be around $7 million for 2005 reflecting our reduced debt load. Our net cash burn should be around $50 million for the whole of 2005, which is a large improvement over the 2004 cash burn.

The final number that we would like to review with you is the revenues required for us to reach breakeven. Based on our current business plan and the cost structure associated with it, we forecasted Cubist will need an annualized run rate of around $180 million to breakeven on a P&L basis, that equates to around $45 million in a quarter. Now, I will pass the call back to Mike Bonney.

Michael Bonney President Chief Executive Officer Director

Thanks David. We are extremely pleased with our 2004 results, but our focus is on what lies ahead. We believe that we are building an enduring model for an anti-infective biopharmaceutical company. We’ve made steady progress in securing the base in 2004. As we begin 2005, we are committed to fully realizing the sizable revenue potential for CUBICIN. The opportunity is there, we believe we have the product, the commercial, and the clinical engines to meet the unmet medical needs. As David indicated, we could double product revenue in 2005.

This is also a year with major milestones. We will add capacity in our CUBICIN supply chain when the additional bulk and fill/finish plants come online by the end of the first quarter. We are submitting abstracts based on our CORE data for conferences this spring and fall.

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As I said previously, we expect to release data from the Phase III Staph aureus endocarditis bacteremia trial in mid 2005. This is a precedent setting trial and once the study is complete and assuming positive results, the FDA plans to review data from the overall population, as well as, clinically relevant sub groups to support an additional indication. Again, assuming favorable trial results, we will submit a sNDA during the second half of 2005. As many of you recognize, any approval for endocarditis or complicated bacteremia, as part of an expanded label in 2006, would represent a significant opportunity expansion for CUBICIN.

During 2005, we will be working with our partner Chiron, as it prepares for an anticipated European launch of CUBICIN in 2006.

We remain committed to building our pipeline for the combination of internally generated and acquired compounds. HepeX-B™, which we in-licensed last year, we continue to enroll post transplant patients into the Phase II study with sites in the US, EU, and Israel, and anticipate the completion of this study early in the second half of ‘05.

In drug discovery, we will continue research to find a lipopeptide with activity in the lung, and as discussed earlier, we have seen promising developments here. Our natural products discovery work is progressing hits with the objective of identifying IND candidate for development.

We are managing our balance sheet, so that we not only live within our means today, but create a scaleable organization, equipped to support future product commercialization. We are committed to delivering a return to our shareholders and believe that we are on track to get there, while continuing to make the investments necessary to grow as a biopharmaceutical company.

This concludes the formal remarks this morning. And, I will now turn it back over to the operator and take your questions.

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QUESTION AND ANSWER SECTION

Operator: Thank you. The floor is now opened for questions. [Operator instructions]. Our first question comes from Tom Shrader of Harris Nesbitt, please go ahead.

<Q — Tom Shrader>: Hi, good morning. Congratulations.

<A — Mike Bonney>: Thanks Tom.

<Q — Tom Shrader>: I was wondering, if I could a little — if you had more detail on the 38% outpatient sales number. Are most of those confirmed MRSA? Are they people being discharged from the hospital? Are they people — are those true community infections? What do you know there? How much of that use is driven by the current, call it MRSA in the community hysteria?

<A — Mike Bonney >: Right. We don’t have detailed information on that specific subject, Tom. What we know is that the use of CUBICIN in the outpatient world is a mix of step-down therapy - that is patients are started as inpatients on CUBICIN or other antibodies surprisingly. And as they improve, they are discharged and their therapy with CUBICIN is continued. It’s also true that some of the patients in the outpatient segment of this market are treated as de novo patients, they are never admitted to the hospital. But what we don’t know yet is whether a significant percentage of those patients are not — are actually community MRSA patients.

<Q — Tom Shrader>: Do you have a sense of the size of the de novo piece, is it smaller?

<A — Mike Bonney >: It’s probably not the majority, but it is a substantial minority.

<Q — Tom Shrader>: If I can ask about cost of goods sold. You know, you are at a pretty healthy run rate now, but they are still pretty high. What’s the best-case scenario for where they can go or can you make any comments what your targets are?

<A — Mike Bonney >: Well, remember that there are two pieces to our cost of goods. There is the actual cost of the product where we will see continued reduction over time as our volume increases and so forth. The second piece is the royalty that we owe Lily on all the revenues that we create, and as you may recall, we bought down a point of that royalty historically. So, we continue to look at both pieces of this very very acutely. We’ve provided some guidance on where we think we are going to end up in ‘05 with the two bulk drug suppliers continuing to operate. And at this point, I think that’s as much guidance as we are happy, as we are willing to provide, although, we do recognize that any improvements that we make there can drop directly to the bottom-line and continue to look hard at all the pieces of the cost of goods.

<Q — Tom Shrader>: And it — did those improvements in cost of goods sold — did they drop directly to the bottom-line in the Chiron deal? Can you talk to that — again, you talked a lot about how that’s structured?

<A — Mike Bonney >: Yeah, essentially the way that the deal with Chiron works is, we are responsible for providing them with essentially finished vials.

<Q — Tom Shrader>: All right.

<A>: And, they then do the final labeling and sell those. We receive a royalty on their sales that represents more than our all in cost of goods, both the cost of the actual product as well as royalty to Lily. So, there is some margin leftover to allow us to participate in the success of the launch in EU and other countries.

<Q — Tom Shrader>: So, it’s the percent of sales that’s fixed? Can you say that?

6

<A — Mike Bonney >: The percent of sale — the royalty from Chiron as a percent of sales?

<Q — Tom Shrader>: Yeah.

<A — Mike Bonney >: Is that what you are asking? It’s actually — it is not a fixed amount, it varies depending upon the territory and the actual sales levels that are met and so forth.

<Q — Tom Shrader>: But that’s the number of percent of sales, not percent of profit?

<A — Mike Bonney>: That’s correct.

<Q — Tom Shrader>: Okay. Great, thanks a lot, and congratulations again.

<A — Mike Bonney >: Thanks Tom.

Operator: Thank you. Our next question is coming from Greg Wade of Pacific Growth. Please go ahead.

<Q — Greg Wade>: Good morning, and thanks for taking my question. I have two questions. The first is with respect to the utilization in the surgical wound setting. Can you tell us whether these patients had, for the most part, received some sort of prophylactic treatment and there was a subsequent infection or were they not prophylaxis, as we would — one would expect? And then, I will just let you answer that question first please, thanks?

<A — Mike Bonney >: Okay Greg. We don’t have the data on whether these patients were prophylaxed or not. But as you know, in many surgical suites throughout the country, it has become a fairly standard practice to provide some antibiotic before the incision is actually made. So, I think, it’s a reasonable assumption to assume that some percentage of these are prophylaxed before treatment.

<Q — Greg Wade>: Right. And my second question is with respect to the potential changes to susceptibility testing, can you just bring us up-to-date as to what occurred at the most recent NCCLS meeting and what your expectations are for the June meeting? Thanks.

<A — Mike Bonney >: Well sure, I think the first thing that we need to let most know is that NCCLS is no longer NCCLS, they are now the CLSI, the Clinical Laboratory Standards Institute. A working group, a subset, if you will, of the full committee did look at the issue of vancomycin susceptibility and make a recommendation to the full committee as is our understanding in the January meeting. That recommendation has been tabled, pending additional collection of data and coordination of activities between the CLSI, as it is now known, and the FDA. Interesting dynamic here, the CLSI is the body who defines standards by which laboratories need to adhere in order to maintain their accreditation, and the FDA maintains the label information for a given antibiotic. And — while this is a relatively unprecedented move, as I understand it, there is a need to coordinate the data capture as well as the analysis of those data, so that there is a moving concer. My understanding it will be reconsidered at the mid-year meeting.

<Q — Greg Wade>: Great. Thanks, very much.

<A — Mike Bonney >: Thank you.

Operator: Thank you. Our next question is coming from Steven Harr of Morgan Stanley. Please go ahead.

<Q — Steven Harr>: Hi, good morning guys.

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<A — Mike Bonney >: Hi Steve.

<Q — Steven Harr>: Two quick questions for you. First of all, given the relatively significant cut in R&D spend for next year, where does that coming from, is that mainly from completion of the endocarditis trial or — and also then within the in-licensing activity lead to an increase in that R&D number. And, then my second question focuses on just kind of what we might expect to do a positive endocarditis bacteremia trial, would you expect to increase your sales on marketing force, if they have that result?

<A — Mike Bonney >: Okay. On the R&D expenses there are a number of things embedded here. Like first off, recognize R&D includes CORE discovery, clinical micro and pharmacology, toxicology, regulatory, and the quality organizations, manufacturing development, and process development, as well as clinical and pharmako vigilance. So, we will have a number items that are going to be moving in and out, if you will, in 2005, including the completion of the endocarditis study, as well as the approval of those additional manufacturing facilities. So those represent cost are unlikely to be repeated.

Assuming, success with HepeX-BTM, we will be gearing up for Phase III by year end, so there will be some increase in cost there potentially. In terms of in-licensing, the guidance that we have provided, I think there is room in there for some in-licensing particularly for earlier stage kinds of candidates. If we are able to secure a later stage, it is unlikely that that guidance would be able to accommodate an additional Phase III for an example.

In terms of positive IE bacteremia study, it is our belief today that given the call points that we envision, the sales force focusing on post approval assuming the endocarditis bacteremia study is positive post approval, the label expansion would not require any additional expansion. So, we believe with the 99 folks that we now have — will have on board by the end of the first quarter that we are able to access an appropriate level of the market opportunity for this drug and we don’t envision having to increase the size of the sales organization.

<Q — Steve Harr>: Great. Thanks.

Operator: Thank you. Our next question is coming from Matt Duffy of Black Diamond. Please go ahead.

<Q — Matthew Duffy>: Yes good morning. Congratulations and thanks for taking my call.

<A — Mike Bonney >: Thanks Matt.

<Q — Matthew Duffy>: Just to see if you could give us some idea of the metrics that you are going to follow to try and see how CUBICIN or for that matter even vancomycin or other agents might be used in treatment of potentially community-acquired methicillin resistant staph, it seems like that’s a fairly difficult one to track. But, I wonder if you guys have an idea of how you are going to be able to see if you are having success there?

<A — Mike Bonney >: It’s a good question. It is that very, very difficult thing to track and we haven’t finalized any methodology there at this point. It is likely that it will be much more qualitative and quantitative tracking based on market research that we will conduct overtime rather than any kind of specific third party data set.

<Q — Matthew Duffy>: Thanks. And on HepeX-B™, can you just kind of walk through some of the potential there and what the price points in the current market look like, and where you think this maybe able to go with some positive results?

<A — Mike Bonney>: Sure, the Phase II that is currently underway is looking at the ability of this monoclonal product to maintain a transplanted liver in a patient who has required that transplant by

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virtue of the Hepatitis B virus. The — it’s a fairly targeted market and that there are about 60 centers around the world who do the bulk of these transplants, 30 in the US, roughly 15 in the EU, and 15 in Asia. The number of patients are measured in the 100s to 1000s overtime as opposed to large numbers so this is a relatively small volume, high value marketplace. Given what’s happening with transplant trends, we believe that this is an opportunity in the $100 million range and one that could be accessed in the US, completely leveraging our current sales and marketing infrastructure. And potentially in the other two major markets as I mentioned, with very very modest investment of additional resource and as a result we can start building commercial capabilities in acute anti-infective spaces in those other two important markets over time. We are quite enthusiastic about this product, we are anxious of course to see the Phase II results, and we should see that later this year as I mentioned.

<Q — Matthew Duffy>: Great. And one last thing, other revenues for 2005, you didn’t give much guidance but can we sort of think in the rough ballpark of what we saw in ‘04 or with that would we see some sequential decline there given the licensing data…?

<A — David McGirr>: Matt, we will probably see a decline, because the current amortization of the upfront has three quarters to run in ‘05 versus the full four quarters in ‘04 and that’s been the main driver apart from this onetime revenue from the diverse [ph] income that we commented on in the press release. So, I think the enrollment purposes I would assume a slight decline in that number.

<Q — Matthew Duffy>: Okay, great. Thanks very much and congrats.

Operator: Thank you. Our next question is coming from Joel Sendek of Lazard. Please go ahead.

<Q — Joel Sendek>: Hi, thanks. So, for the record I am the guy with a $33 million estimate. So…

<A — Mike Bonney >: You provide great inspiration.

<Q — Joel Sendek>: Hey, Mike if you can double my estimates of ‘05, I think you will be doing very very well.

<A — Mike Bonney >: Thank you.

<Q — Joel Sendek>: Couple of questions. First of all I was confused about what you said about the endocarditis data, why wouldn’t that have an immediate impact on sales and then if that data comes out, so I think it’s positive?

<A — Michael Bonney>: Yeah remember Joe that we can only promote based on the data that is in our label. So, what we are communicating here is that assuming that trial is positive and we are able to present the data in the fall, we do expect that there would be a modest impact in the latter part of ‘05. But the greatest impact won’t occur in my view until we actually achieve the label and are able to then go out and actively talk through the data with the infectious disease community and that’s not likely to happen until sometime in ‘06.

<Q — Joel Sendek>: Okay and I guess that is kind of related to my next question, which is if you look at the mid point of your guidance and you work out the numbers, it does come into 17% quarterly growth on a sequential basis. And I am wondering whether that’s actually how we should model it or are you just kind of threw that out there for any particular reason, because typically it’s harder to sustain those growth rates as the numbers get larger and I am wondering what your thought process was there?

<A — Michael Bonney>: Yeah I think what we are — the way we are thinking about this is that with the expansion of the sales organization targeted to be complete by the end of the first quarter, we ought to see some — again some relatively modest but meaningful increase in our penetration of those additional 400 hospitals later in the year and assuming the endocarditis bacteremia study is

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positive and we get some — we are able to present those data at one of the fall meetings, we would also expect some modest up tick as a result of that.

<Q — Joel Sendek>: And then, now that you are into your second year, is the challenge to the ramp different than it was at the beginning? At the beginning you were just trying to build awareness, differentiate the drug versus Vancomycin. Is it now the challenge of breaking in to the tougher to or accounts that typically wouldn’t see you. So, you can penetrate those accounts with new sales peoples, has the methodology changed or is it essentially just kind of doing the same things that you did in the first year in order to generate the sales that you generated in 2004?

<A — Michael Bonney>: But I think that there is a bit of a transition as you can see from one of the charts that David put up. On targeted accounts, we’ve actually penetrated pretty deeply already, so the challenge in 2005 is to generate more debts in those accounts. There is not lots of room into largest hospitals around the country to actually add them to the customer list, because they are already on the list.

So what we need to do is expand the use of the drug within those institutions and expand the user basis within them as well. There is a bit of an opportunity we believe that we are addressing to the sales force expansion to push the, you know, 80% to 90% penetration was seen in the As and Bs into another 400 hospitals so we will see some additional breadth this year, but more of the growth is going to come from, what I call depth — that is penetrating to accounts that are currently using to drug.

<Q — Joel Sendek >: And then the final question has to do with the interest expense, the 7 million was that a net or a gross number.

<A — David McGirr>: That’s a net number Joel.

<Q — Joel Sendek >: Okay, thanks a lot.

Operator: Thank you, our next question is coming from Jason D. Kantor of WR Hambrecht. Please go ahead.

<Q — Jason Kantor>: Hello can you hear me?

<A — Mike Bonney>: Hi Jason.

<Q — Jason Kantor>: Hi, I have two questions. First, how will you be reporting the endocarditis data, would it be just by press release?

<A — Mike Bonney >: Of course there will be a series of data presentations on this. It is our intention to move to a press release of top line results as soon after the tables and listings are — the data base is locked and the tables and listings to run as possible. Then of course there are a whole host of sub-set analyses that will be conducted and once again we will have an opportunity to sit down with the FDA and review some of those, we’ll probably provide a little bit more data. And, then finally, again what I mentioned is we are going to work very diligently to try and get the full study into one of the major meetings in the fall to provide some update to the infectious disease community overall.

<Q — Jason Kantor>: But are those cut off in terms of putting that data for ICAAC or IDSA?

<A — Mike Bonney >: They generally run towards the second half of Q3 for the late breakers, which is likely where this would be submitted.

<Q — Jason Kantor>: Okay. One other question. Based on your guidance, are you running the business with the expectation that you will be profitable in 2006?

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<A — Mike Bonney >: We are running the business with an expectation that we will be profitable based on the current business plan when our revenues total about $45 million in a quarter or roughly $180 million in that 12 month period.

<Q — Jason Kantor>: Okay.

<A — Mike Bonney >: Okay. Thanks Jason.

Operator: Thank you. Our next question is from Eun Yang of Wells Fargo. Please go ahead.

<Q — Eun Yang>: Thanks. A couple of quick questions. First, the 17% sequential increase in CUBICIN sales in the fourth quarter, I am just wondering if you can quantify how much of that actually comes from the price increase in November? And the second question is that you mentioned that with this whether this sNDA for manufacturing the production for CUBICIN, you could have tripled CUBICIN supply chain and then just wondering if you can quantify what that — how much of the CUBICIN you actually can produce with the maximum capacity? Thank you.

<A — Mike Bonney >: Okay. First question was the breakout on the sequential, it’s roughly one quarter price, three quarters volume in the fourth quarter. In terms of capacity, I am not going to get into an articulation of how many metric tons, but we will — we have substantially increased. As I indicated in the prepared remarks, more than tripled the total volume available here with the — also an approval of the second bulk drug supplier. So, it is a significant step-up in our ability to produce the material for the marketplace.

<Q — Eun Yang>: You know, that increases the production capacity, that’s again actually — I mean could you actually quantify in terms of the dollar, how much of the CUBICIN sales that you can make with that capacity?

<A — Mike Bonney >: I won’t quantify it, Eun, except to say that it vastly exceeds any of the models that exist today for peak sales.

<Q — Eun Yang>: Okay. Thanks.

Operator: Thank you. Our next question is coming from Matt Craig of H & R Block. Please go ahead.

<Q — Matthew Craig>: Oh hi guys, terrific quarter and a good year.

<A — Mike Bonney >: Thank you.

<Q — Matthew Craig>: A couple of quick question, is there any seasonality to the staph market overall?

<A — Mike Bonney >: Well, there is a bit of lore if you will in the infectious disease community about this, we really haven’t seen much in terms of seasonal impact to date.

<Q — Matthew Craig>: But, the lore would be that it might be greater in the winter months or…?

<A — Mike Bonney >: The lore is that it might be greater in the winter months with certain other viral infections causing an environment for staph to take hold, we just haven’t seen that.

<Q — Matthew Craig>: Okay. Now getting back to your presentation in the summer, when you had a doctor from Rush talk, it’s kind of stuck in my mind that there still maybe some sensitivity to price with CUBICIN. And I am wondering with the new supply, by the way, I would understand that given

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tight supply, I think you are close to right, but with the tripling of availability, do you foresee price coming down a little bit in the coming year?

<A — Mike Bonney >: We generally, Matt, wont get into conversations projecting what will happen with the price. What we will do is remind folks that we did increase the price of a 500 milligram vial, which is the unit that we sell by 6% in November. And while, it remains an issue of conversation, our fundamental view here is that the value that this drug is delivering and potentially would deliver with the successful endocarditis bacteremia study, we will support the price that we’ve put the drug at.

<Q — Matthew Craig>: And lastly, any turnover of note in sales?

<A — Mike Bonney >: We have had turnover in our sales force, not unusual with the first sales organization. We’ve actually just come back from our kick off meeting and we are very pleased with where we start 2005 in terms of both the quality of the sales organization as well as their enthusiasm and motivation for 2005.

<Q — Matthew Craig>: What type of percent though did you see turnover, is that….

<A>: It was probably what I would characterize is in the high-end of what you would see in the first year new sales organization.

<Q — Matthew Craig>: Thank you much, good quarter.

Operator: Thank you. Our next question is coming from Dallas Webb of Stanford Financial. Please go ahead.

<Q — Dallas Webb>: Hey guys, good quarter. Just real quick, can you provide us with any updated statistics regarding the percent of your customers that are requiring the ID restrictions versus those that are not? And also, if you could kind of get into your repeat customers that 130 number you gave us, how many of those are actually requiring that ID restriction?

<A — Mike Bonney >: Okay. First thing to understand is that we are on — officially on formulary in about 65% of the largest hospitals. What we call the A accounts and the kind of mid 50% range in the B hospitals and yet our penetration as defined by numbers of those institutions that have ordered are in the roughly 90 — low 90 percent, low 80% ranges. So, it’s very clear that formulary acceptance is not and absolutely — an absolute block to utilization of this product. In terms of those with formulary acceptances, generally it’s probably in the 90% range restrict access to the drug to infectious disease or infectious disease and intensivist, those treating the sickest patients in the ICUs and CCUs and so forth. The other roughly 10% have put the drug on formulary without restricting its use to those specialists.

In terms of the repeat customers, we are seeing high growth, if you will, — and very few institutions order this drug and they never reorder. Well up to the high 80% at this point in the launch of the drug. We also have seen an increase in the frequency and a bit of an increase in the size of the average order, those top A hospitals, the top 300 or so now order on average just under three times a month and that’s kind of grown very nicely over the period of the launch.

<Q — Dallas Webb>: Okay. And kind of looking down the road 2006 and beyond, is there any plan to start targeting medical schools and getting out there and really addressing the vanc issues at an earlier level in the physician’s training?

<A — Mike Bonney >: It is unlikely that we would go as early as medical school. Today, it is true that we do interact fairly excessively with infectious disease fellows who are going through of course the most detail of their training in the infectious disease clinical side of things, but we would continue to do that. I think our greatest focus is on demonstrating what this drug can do and

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helping the hospital community understand how the result of CUBICIN compare relative to what they’ve been seeing with vancomycin over the — particularly over the last few years.

<Q — Dallas Webb>: Okay. And finally, any thoughts on — just general thoughts on the IND filing for the next generation compound?

<A — Mike Bonney >: Yeah. Our goal, as I mentioned, is to nominate an IND candidate sometime late this year or early next. From that point, there are requirements for series of GLP tox studies, good lab practice tox studies to support the IND filing and those will take anywhere from, say 6 to 9 months from the time we nominate a specific candidate.

<Q — Dallas Webb>: Okay. Great thank you.

Operator: Thank you. [Operator Instructions].

Our next question is coming from Tom Roberts of Noonday. Please go ahead.

Mr. Roberts your line is live, please proceed with your question.

<Q — Tom Roberts>: Hi, thank you for taking my call. (inaudible).

<A — Mike Bonney >: I’m sorry Mr. Roberts, I can’t hear you. Could you speak up?

<Q — Tom Roberts>: Is that better?

<A — Mike Bonney >: Much.

<Q — Tom Roberts>: Yeah. Thank you for taking my call. Up until, about a month ago I was practicing in Massachusetts at both the academic medical centers and at community medical centers. And I felt that the restrictions on ID approval were much more rigorous at the academic centers compared to community centers. I wondered if you found the same trend and secondly how you plan to penetrate the ID community?

<A — Mike Bonney >: Yeah, I think as a trend, of course at each hospital it varies, but as a trend I think that that’s a fair statement. The academic medical centers tend to be more restrictive with the use of new products, antibiotics and others then do community types of hospitals. Now our strategy here is fairly straight forward, what we need to do, I think, is to arm infected disease community within those academic centers with ever stronger data demonstrating what this drug can do from an efficacy standpoint, how safe it is to use, and increasingly as they get pressure from pharmacy with more and more sophisticated pharmakoeconomic data. All of which are built into our current plan. Assuming the endocarditis and bacteriemia study are positive I think that creates a very strong platform for us to articulate the benefits of this drug in a very very serious set of staphylococcal infections

<Q — Tom Roberts>: Thank you very much

Operator: Thank you. Our next question is coming from, a follow-up, Eun Yang of Wells Fargo please go ahead

<Q — Eun Yang>: Thanks. What’s the average dose that’s being currently used for CUBICIN?

<A — Mike Bonney >: It’s a good question Eun, actually it varies quite a bit, the most commonly used dose is 4 mg/kg, but we know from market research that in some cases if a patient gets close at a 4 mg/kg dose the patients get close to consuming vial the doc or the pharmacy may just mix up the full vial, so they get little bit higher dose. It does tend to vary, we do see some use in 6 mg/kg as well, which is the dose that we are studying in our endocarditis bacteremia study.

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<Q — Eun Yang>: Now in the past that you were kind of interested in producing a 250 milligram vial for CUBICIN. Could you give an update on that?

<A — Mike Bonney >: Right. At this point, we don’t think that the pharmacy marketplace is crying out for 250 milligram vial. So we are really just focused right now on increasing the supply of the current presentation which is 500 milligram vial.

<Q — Eun Yang>: All right, thanks very much.

<A — Mike Bonney >: Thank you Eun.

Operator: Thank you. There appears to be no further questions at this time. I will turn the floor back over to you for any further or final remarks.

Michael Bonney President and Chief Executive Officer and Director

Thank you, operator. Thank you all of you joining of us today. and thanks for your interest in our story. I think 2004 has been a very, very successful year and we think that ‘05 clearly, given the trajectory we are on has the potential to be even better. We are really, I think, we are clicking all our cylinders at this point. We are going about building the business in a workman like manner, and we look forward to sharing our progress in that endeavor over the coming quarters. Thanks very much.

Operator: Thank you. This does conclude today’s include teleconference. You may disconnect your lines at this time, and have a wonderful day.

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